SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report
(Date of earliest event reported) September 25, 2001
                               ---------------------




                           GENERAL MOTORS CORPORATION
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             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
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ITEM 5. OTHER EVENTS

     On September 25, 2001, General Motors Corporation's (GM) subsidiary General Motors of Canada Limited (GMCL) issued the following news release announcing that production is to cease at Ste. Therese Plant in 2002. The release is as follows:

Production to Cease at General Motors Ste. Therese Plant in 2002

BOISBRIAND, QC (Tuesday, September 25, 2001, 2:30 p.m.) - General Motors of Canada Limited (GMCL) today advised employees at its Ste. Therese, Quebec plant that it would cease production of Chevrolet Camaro and Pontiac Firebird models in 2002 and close in September of 2002.

      GMCL president and general manager, Maureen Kempston Darkes said, "This is an extremely painful and difficult decision. GM has worked very hard to identify a new product or other alternative to continue manufacturing at Ste. Therese. We have explored a variety of alternatives, including vehicle assembly, niche vehicle assembly, powertrain components, remanufacturing and other automotive-related operations. However, despite several years of intensive work, we have been unable to identify any viable alternatives.

      "I want to recognize the tremendous efforts of the Ste. Therese workforce. Over the years, they have demonstrated real pride of workmanship and a firm commitment to our customers, which we sincerely appreciate.

      "We are committed to ensuring as smooth a transition as possible for our people. Almost all of the 1100 hourly employees currently on-roll and the 300 hourly employees currently on lay-off at Ste. Therese are now eligible for early retirement or will become eligible within the next few years. The GM of Canada benefit packages for hourly and salary employees are extensive, with income continuation for up to 3 years for affected employees. We are committed to working closely with the CAW and with the Quebec and Federal Governments to put in place retraining and other transition assistance programs for those that want to continue their working careers.

      "The Ste. Therese Plant has been a key contributor to the Quebec economy since it opened in 1965. Over the past fifteen years, GM has invested over $3 billion in the plant and generated over 20,000 person years of employment, with payrolls totaling over $1.2 billion," said Kempston Darkes.

      "GM will continue to be the automaker with the largest commitment to Quebec. We source over $850 million annually from over 700 Quebec suppliers, with less than 10% of this supplying Ste. Therese. We have been working with the Government to develop further supplier production opportunities in Quebec, such as the $60 million investment announced earlier this year by Raufoss. In fact, through our sourcing initiatives, we are creating at least as many jobs in supplier companies in Quebec as will be lost at Ste. Therese.

      "As lightweight materials such as aluminum and magnesium increase in automotive applications, we believe that Quebec has a strategic advantage and strong future in this area - not just to supply GM, but to supply the entire North American auto industry. We continue to be committed to working with the Governments, the lightweight materials industry and the R & D community to enhance this capacity," she said.



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      "Although the Chevrolet Camaro and Pontiac Firebird models are outstanding performance cars, over the past fifteen years, the sports car segment in North America has declined. At the same time, with the dramatic increase in import penetration, there is substantial excess capacity in our industry.

      "I have personally worked very hard to find another alternative for this facility - and our partners in the CAW and governments have indicated their willingness to work constructively with us if a product could be identified - but the automotive industry has changed dramatically and we could not identify an economically viable alternative for this facility," said Kempston Darkes. "We will work with the CAW and the local, Quebec and Federal Governments to develop a transition plan for the facility."

     In connection with the closure of the St. Therese plant, General Motors Corp. will incur a one-time special charge of U.S. $300 million pretax (US$195 after tax), or about U.S.$0.35 per share. The charge will be taken in the third quarter 2001.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    September 25, 2001
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                                       By
                                            /s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)























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